Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces First Quarter Cash Dividend of $0.04 per Share

SACRAMENTO, California, March 27, 2019 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.5 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.04 per share for the first quarter 2019.

The $0.04 per share quarterly cash dividend will be paid to shareholders of record as of April 9, 2019 and is payable on April 18, 2019.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Redding Bank of Commerce which operates under three separate names (Redding Bank of Commerce; Sacramento Bank of Commerce, a division of Redding Bank of Commerce; and The Merchants Bank of Sacramento, a division of Redding Bank of Commerce). The Bank is an FDIC-insured California banking corporation providing community banking and financial services through twelve locations in northern California. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2018. Copies of these documents may be found on the Company’s website, www.bankofcommerceholdings.com, or obtained by contacting the Company or the SEC.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959